Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stephen G. Lear

Chairman, President and Chief Executive Officer

slear@northshoretrust.com

(847) 336-4430

John Pucin Appointed to Board of Directors of NSTS Bancorp, Inc. and

North Shore Trust and Savings

Waukegan, IL, June 18, 2025 – NSTS Bancorp, Inc. (the “Company”), the holding company for North Shore Trust and Savings (the “Bank”), announced today that Mr. John S. Pucin has been appointed to the Board of Directors of both the Company and the Bank. Mr. Pucin was appointed to fill the vacancy in the class of directors whose term expires at the Company’s annual stockholder meeting in 2027.

Mr. Pucin currently serves as Senior Vice President and Corporate Counsel for Caine & Weiner Company, Inc. and the managing partner of the Law Office of John S. Pucin, P.C. He graduated from Xavier University with a B.S.B.A./Finance and from the Capital University Law School with a Juris Doctor degree. Mr. Pucin has been a member of the Commercial Law League for over twenty years and is a past chair of the Midwest Region.

“We are excited to have Mr. Pucin join our board. Mr. Pucin’s legal and management experience makes him a valuable resource and a qualified addition to the Company,” said Mr. Stephen G. Lear, Chairman, President and Chief Executive Officer of the Company.

About NSTS Bancorp, Inc. and North Shore Trusts and Savings

NSTS Bancorp Inc. is the holding company of North Shore Trust and Savings. As of March 31, 2025, North Shore Trust and Savings had approximately $282.7 million in assets and operates from its headquarters and main banking office in Waukegan, Illinois, as well as two additional full-service branch offices located in Waukegan and Lindenhurst, Illinois, respectively. For over 100 years, North Shore Trust and Savings has served the local communities where it operates and has deep and longstanding relationships with its businesses and retail customers as well as local municipalities.